EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Forms S-3 Nos. 333-141951, 333-134774, 333-131758, 333-129501, and 333-124998) and (Forms S-8 No. 333-132479, 333-108363, and 333-108362) pertaining to the 2005 Stock Incentive Plan, 2005 Deferred and Restricted Stock Plan, 2003 Incentive Compensation Plan and 2003 Employee Stock Purchase Plan of our reports dated September 12, 2007, with respect to the consolidated financial statements and schedule of Syntax-Brillian Corporation and Syntax-Brillian Corporation’s effectiveness of internal control over financial reporting, included in this Annual Report (Form 10-K) for the year ended June 30, 2007.
/s/ Ernst & Young LLP
Phoenix, Arizona
September 12, 2007